Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Brandywine Realty Trust of our reports dated March 1, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. and our report dated March 27, 2008 relating to the financial statements of G&I VI Interchange Office, LLC for the period from October 24, 2007 to December 31, 2007, which appear in the combined Brandywine Realty Trust and Brandywine Operating Partnership, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 2, 2010